Exhibit 5.1

April 16, 2004

Board of Directors
The Boyds Collection, Ltd.
350 South Street
McSherrystown, PA 17344

Ladies and Gentlemen:

        We are acting as Maryland counsel to The Boyds Collection, Ltd., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-8, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed resale of up to 100,000 shares of the Company's common stock, par value $.0001 per share, all of which shares (the "Shares") are to be sold by a selling stockholder of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Charter of the Company, as certified by the State Department of Assessments and Taxation of Maryland on April 13, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  3.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  4.
  The Employment Agreement dated October 21, 2003 between the Company and Jan L. Murley (the "Employment Agreement").

  5.
  Resolutions of the Board of Directors of the Company adopted at a meeting held on October 19, 2003 as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the authorization of the Employment Agreement and the issuance and sale of the Shares thereunder.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, and (ii) receipt by the Company of the consideration for the Shares in the Employment Agreement, the Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.